Exhibit 10.1

RICHARD A. BACHMANN Chairman, and Chief Executive Officer	Direct (504) 799-1944 Fax: (504) 799-1901 bachmann@eplweb.com

August 15, 2007

Joseph T. Leary

Dear Joe:

This letter serves to confirm the offer of employment to you for the position of Executive Vice President and Chief Financial Officer of Energy Partners, Ltd. (the “Company”). This offer is subject to the Company’s Board of Directors approving your appointment in these capacities.

The following represent the terms and conditions of this offer:

•	Commencement date on August 20, 2007 (or such other date in close proximity thereto as shall be mutually agreed between us).
•	A commencement of employment payment of $50,000.
•	Starting base salary of $250,000 annually.
•	Annual bonus target of 55% of base pay. In your first year of employment, you will be eligible for a prorated bonus amount, depending upon your date of hire.
•
The grant on the commencement date of your employment of an option with a ten year term to purchase 100,000 shares of Common Stock of the Company that will vest in one-third increments on each of the first three anniversaries of the date of grant at an exercise price equal to the closing price of the Company’s Common Stock on the date of grant (a detailed Stock Option Agreement containing standard terms consistent with the foregoing will be provided shortly after your commencement of employment).

•
The award on the commencement date of your employment of 30,000 Cash-Settled Restricted Share Units that will vest on the third anniversary of your date of employment (likewise, a Cash-Settled Restricted Share Unit Agreement containing standard terms consistent with the foregoing will be provided shortly after your commencement of employment).

•	You will be eligible for twenty-five days of vacation annually, prorated for 2007.
•	Terms of the moving and relocation assistance will be provided to you separately.
•	Eligible for Change of Control Agreement, including a three (3) times multiple of base and annual bonus (details of the calculation will be provided in the Agreement).

In addition to your compensation, you will be entitled to participate in any plans sponsored by the Company, including medical, dental, disability and life insurance plans, subject in each instance to applicable conditions and waiting periods.  The Company also sponsors a 401(k) plan in which you will be eligible to participate on the terms provided in the plan documents.  A summary of the benefit plans and a copy of the 401(k) Summary Plan description are being provided to you separately.

The Company, as do most employers, expressly reserves the right to discontinue or amend the nature or amount of any of the compensation or benefit plans/programs/policies/practices that it offers.  Also, your employment at the Company will be on an “at will” basis, meaning that you or the Company may terminate this employment relationship at any time, with or without reason.

If you have any questions, please call me.  We are very pleased to make this offer to you and are looking forward to you joining our team.

Please acknowledge your acceptance of this offer by signing below and returning one copy to the undersigned, whereupon this shall constitute a binding agreement between us.

Sincerely,

Richard A. Bachmann
Chairman and
Chief Executive Officer

ACCEPTED AND AGREED
this ___ day of August 2007.

________________________
          Joseph Leary

ENERGY PARTNERS, LTD.   i   201 ST. CHARLES AVENUE, SUITE 3400   i   NEW ORLEANS, LA 70170   i   (504) 569-1875